Exhibit 10.36

Binding Term Sheet

This Binding Term Sheet (the “Term Sheet”) constitutes a commitment by the Parties hereto to negotiate in good faith and to enter into one or more definitive agreements as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

Effective Date:	March 12, 2021

Parties:	Motorsport Games Inc. (“MSG”) & EleDa s.r.l. (“Seller”)

Subject Matter:	MSG desires to purchase from Seller one hundred percent (100%) of the shares of Digital Tales USA LLC (the “Shares”) (including all related assets) subject to the terms to be determined as stated herein and further negotiated, and Seller agrees to sell the Shares for such purchase price and in accordance with such terms (the “Transaction”). The Parties intend to close this transaction on or before May 31, 2021 or such other date as mutually agreed by the parties in writing.

Definitive Agreements:	The Transaction will be subject to negotiation of definitive documentation customary for a transaction of this nature (“Definitive Documents”), including but not limited to a Share Purchase Agreement. The Definitive Documents will contain representations, warranties and covenants that are customary for transactions of this nature. The Definitive Documents will require that the consummation of the Transaction will be subject to the satisfaction of various conditions required prior to closing as are customary for transactions of this nature.

I.	Consideration and Payment Terms:

a.	MSG to purchase the Shares from Seller for a total purchase price of two million two hundred thousand US dollars ($2,200,000) (the “Purchase Price”).
b.	MSG to pay the Purchase Price as follows:

i.	One million five hundred forty thousand US dollars ($1,540,000) at closing;
ii.	Two hundred sixty thousand US dollars ($260,000) on the six-month anniversary of closing;
iii.	Two hundred thousand US dollars ($200,000) after the SBK video game license or substantially similar two-wheel racing brand license currently held by the Digital Tales USA LLC is amended to be extended beyond current expiration date in 2024 for no less than three (3) additional years, so long as such amendment is executed within twelve (12) months of closing.
iv.	Two hundred thousand US dollars ($200,000) after the SBK video game license or substantially similar two-wheel racing brand license currently held by the Digital Tales USA LLC is amended to be expanded to include console and PC video game development and publishing for the same period, so long as such amendment is executed within twelve (12) months of closing.

II.	Conditions to Closing: Execution of Definitive Agreements relating to the Transaction is subject to certain conditions precedent including: (i) the satisfaction of MSG, in its sole discretion, of a due diligence investigation into Digital Tales USA LLC, its operations and its assets, including but not limited to technical, intellectual property, financial, accounting and tax, and legal due diligence; (ii) the approval of MSG’s Board of Directors; and (iii) satisfaction of customary conditions to closing, including without limitation receipt of necessary government or third-party approvals. Additionally, the Definitive Documents shall be negotiated and include customary representations and warranties for a transaction of this nature, including, without limitation, regarding the ownership, free of all encumbrances, of the copyrights and other applicable rights in and to, or otherwise associated with the video game software (as related to racing simulation), content and brand.

1

III.	Governing Law: This Term Sheet shall be governed by the laws of the State of Florida, without regard to the conflicts of law principles thereof. The Share Purchase Agreement shall be subject to the laws of Italy and the exclusive jurisdiction of the Italian courts.

IV.	Expenses: Each of the Parties will be responsible for its own fees, costs and expenses (including any fees and expenses of their legal or accounting representatives, bankers or brokers) incurred in connection with this Term Sheet, the discussions, the Definitive Documents or otherwise the proposed Transaction. Notwithstanding the foregoing, at closing, MSG agrees to reimburse Seller for Seller’s legal fees and expenses up to an amount of sixty thousand dollars ($60,000).

V.	Exclusivity: As of the date of execution of this Binding Term Sheet, Seller agrees to enter an “Exclusivity Period” with respect to the Shares and related assets of Digital Tales USA LLC. The Exclusivity Period shall continue through such date that the Definitive Documents are executed and the transaction contemplated in this Term Sheet and the Definitive Documents is completed. During this period Seller shall not, and shall cause each of its directors, officers, employees, stockholders, affiliates, agents, advisors and other representatives not to, directly or indirectly, solicit, initiate, or encourage the submission of, or respond to, any expression of interest, inquiry, proposal or offer from any person or entity relating to the acquisition of any material part of the capital stock or assets of Digital Tales USA LLC or the merger, joint venture, exclusive license, liquidation, recapitalization, reorganization, or any similar transaction involving the Digital Tales USA LLC or its assets, except as approved by MSG in writing in advance. Seller agrees to notify MSG immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing, and the details of such proposal, offer, inquiry or contact including the identity of the potential buyer and/or investor and terms of such proposal.

VI.	Disclosure: MSG shall have the right to disclose the Binding Term Sheet and the contents thereof in (i) MSG’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports, and (ii) MSG’s press release about the Binding Term Sheet and the transactions contemplated by the Binding Term Sheet.

VII.	Binding Agreement: The Parties hereto acknowledge the binding nature of this Term Sheet and agree to be bound by the obligations set forth herein from the Effective Date. This Term Sheet, including but not limited to the obligations of confidentiality and exclusivity, shall remain in effect until June 30, 2021 (the “Drop Dead Date”). If the Definitive Documents have not been executed by the Drop Dead Date, then this Term Sheet shall be considered void and the Parties shall each be released of their obligations set forth herein. Notwithstanding the foregoing, the Parties may extend the Drop Date at any time by mutual agreement in writing.

Signed:

EleDa s.r.l.		Motorsport Games Inc.

	/s/ Giovanni Luigi Bazzoni		/s/ Dmitry Kozko
Title:	CEO	Title:	CEI
Name:	Giovanni Luigi Bazzoni	Name:	Dmitry Kozko
Date:	03/12/2021	Date:	03/22/2021

2